Exhibit 5.1

May 6, 2008

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Re:

Ameriprise Financial, Inc. Registration Statement on Form S-8 relating to the Ameriprise Financial Deferred Equity Program for Independent Financial Advisors, as amended and restated effective April 23, 2008

Dear Commissioners:

I am the Executive Vice President and General Counsel of Ameriprise Financial, Inc., a Delaware corporation (the “Registrant”), and I have represented the Registrant in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed today with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of an aggregate of 6,000,000 shares of the Registrant’s common stock, par value $.01 per share (“Common Shares”), which may be issued under the Ameriprise Financial Deferred Equity Program for Independent Financial Advisors, as amended and restated effective April 23, 2008 (the “Plan”).

In connection with this letter, I or members of my staff have examined the originals or copies certified or otherwise identified to my satisfaction of the Registration Statement, the Registrant’s Amended and Restated Certificate of Incorporation, the Registrant’s Amended and Restated By-Laws, and such other corporate documents, records, certificates, agreements, or other instruments relating to the Registrant and have made such other inquiries, all as I deemed necessary to enable me to render the opinions expressed below.

Based upon the foregoing, and subject to qualifications contained herein, I am of the opinion that the Common Shares have been duly and validly authorized for issuance and, when issued in accordance with the terms of the Plan, at prices in excess of the par value thereof, will be validly issued, fully paid and non-assessable.

I am admitted to the practice of law only in the States of New York, Minnesota and California and do not purport to be an expert in the laws of any jurisdiction other than the State of New York, the State of Minnesota, the General Corporation Law of the State of Delaware and United States federal law.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and the reference to me in Item 5 of the Registration Statement without admitting that I am an “expert” within the meaning of the Act, or other rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ John C. Junek
John C. Junek
Executive Vice President and General Counsel